Exhibit 99

The McGraw-Hill Companies Reports First Quarter EPS of $0.20, Including $0.04
Charge for Ending Restoration Stock Option Program

Revenue Increases by 10.9%

          NEW YORK, April 25 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share from continuing operations of $0.20 for the first quarter of 2006, which includes the recently announced one-time charge of $0.04 for the elimination of the restoration stock option program.  The first quarter results also reflect incremental stock-based compensation of $0.04. Net income for the first quarter of 2006 was $74.2 million.  Revenue for the first quarter of 2006 increased 10.9% to $1.1 billion.

          “Financial Services is normally the key contributor to our first quarter due to the seasonality affecting education and advertising and that is the case again this year,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies.

          Education:  “Revenue for this segment increased 2.2% to $314.2 million in the first quarter compared to the same period last year.  Including incremental expenses of $9.7 million for stock-based compensation and a one-time charge for the elimination of the restoration stock option program, the segment’s operating loss increased $18.4 million to $97.1 million in the first quarter.  Foreign exchange rates had a negative effect on revenue of $1.1 million and $1.0 million on operating profit.

          “Revenue for the McGraw-Hill School Education Group declined 1.1% in the first quarter to $146.5 million.  Revenue for the McGraw-Hill Higher Education, Professional and International Group grew by 5.3% to $167.7 million in the first quarter compared to the same period last year.

          “Key factors in the McGraw-Hill School Education Group’s performance were a weaker 2006 market for materials in a seasonally slow first quarter, challenging comparisons with last year’s strong early successes, particularly in North Carolina K-12 science, and growth in assessment and reporting.

          “Our programs for the secondary market in the Florida science adoption have been very successful, which will help offset a weaker K-5 performance. The California social studies adoption looks promising and we are encouraged by the reception in the open territories of Treasures, our new elementary basal reading program.  We also benefited in the first quarter from spillover business for music and health programs that were part of the Texas 2005 adoption and from sales in the state for two of our online products, TechKnowledge for the elementary schools and TechConnect for the secondary grades.  These products help students understand computer hardware and software and, because they are sold on a subscription basis, will continue to generate revenue in the future.

          “We realized incremental revenue for assessment and reporting because of the annual testing mandated to begin this academic year by the No Child Left Behind Act.  But the legislation’s requirement for tests customized to the learning standards of each state continues to put pressure on our operating margins as sales declined for the more profitable off-the-shelf products.

          “A solid increase in professional markets and growth in international sales set the pace for the Higher Education, Professional and International Group in the first quarter.  Overseas, we benefited from increased sales of higher education titles in Asia and India and excellent results in the Canadian school market.

          “Three of our professional titles appeared on national best-seller lists during the first quarter: Chasing Daylight (New York Times), The Millionaire Maker (BusinessWeek) and The Millionaire Real Estate Agent (BusinessWeek).

          “In the U.S. college and university market, we saw more students purchasing our texts through online vendors while sales through the still dominant traditional bookstore outlets were virtually flat in a seasonally modest quarter.  Best-sellers in the first quarter included: Sanderson, Computers in the Medical Office, 4/e; Sabin, The Gregg Reference Manual, 10/e; and Dugopolski, Elementary and Intermediate Algebra, 2/e.

          Financial Services:  “Revenue for this segment increased 9.6% in the first quarter to $600.0 million compared to the same period last year. Excluding the prior year’s revenue of $33.5 million from Corporate Value Consulting, which was sold at the end of September 2005, and the current year’s revenue from Vista Research (acquired April 1, 2005) and CRISIL, Ltd., (majority interest acquired on June 1, 2005), revenue for the first quarter grew by 13.7% on a non-GAAP basis.  Of the non-GAAP revenue growth, 52.0% was produced by structured finance, and 22.9% came from corporate and government ratings.

          “Including incremental expenses of $8.9 million for stock-based compensation and a one-time charge for the elimination of the restoration stock option program, the segment’s operating profit increased 13.1% to $251.7 million.  Corporate Value Consulting contributed approximately $7.0 million to operating results in the first quarter of 2005.  The 2005 acquisitions had no material impact on operating profit in 2006.

          “Foreign exchange rates had a negative effect of $8.1 million on revenue and $2.4 million on operating profit.

          “Both U.S. and international ratings grew at double-digit rates in the first quarter. Despite a slow start in the European market after a strong finish last year, international ratings accounted for 35.6% of ratings revenue in the first quarter versus 35.8% for the same period a year ago.

          “In the robust structured finance market, all U.S. asset classes contributed to growth.  Buoyed by favorable market conditions, the U.S. residential mortgage-backed and commercial mortgage-backed securities markets continued to expand.  The asset-backed securities market benefited from increased activity in the credit card sector and the U.S. collateralized debt obligation market was strong.

          “Favorable financing conditions and increased merger and acquisition activity were factors in the growth of the corporate market as investment- grade issuance climbed substantially.  The public finance market declined in the first quarter as higher interest rates adversely impacted refunding volumes.

          “New issue dollar volume increased in the U.S. and European bond markets in the first quarter versus the same period last year, according to reports from Securities Data Corporation and Harrison Scott Publications/S&P estimates.

          “In the U.S., total new issue dollar volume was up 15.9%. Corporate new issuance increased 22.1%. Public finance declined by 25.7%. Mortgage-backed securities issuance grew by 16.4%. Asset-backed securities were up 27.9% while collateralized debt obligations issuance was up 75.4%. In Europe, new issue dollar volume was up 15.8%.

          “The growth of ratings and services that are not tied to the new issue market also contributed to S&P’s performance. These products and services, which include bank loan, counterparty credit and infrastructure finance ratings, rating evaluation services, as well as derivative ratings, produced 22.6% of ratings revenue in the first quarter, in line with the same period last year.

          “Sales of data and information products for equity and fixed income markets grew substantially both here and abroad in the first quarter as we continue to increase functionality and add data to our offerings.

          “We continue to benefit from the growth of assets under management in exchange-traded funds and the trading of derivative contracts based on Standard & Poor’s indexes. At the end of March, assets under management in exchange-traded funds based on S&P indexes rose 21.4% to $137.7 billion versus the same period last year.

          Information & Media: “Revenue for this segment increased 29.9% to $226.5 million in the first quarter compared to the same period last year.  J.D. Power and Associates, which was acquired on April 1, 2005, accounted for $43.8 million of the segment’s revenue growth.

          “Operating profit for the segment, reflecting incremental expenses of $7.6 million for stock-based compensation and a one-time charge for the elimination of the restoration stock option program as well as the negative impact of $5.3 million from the J.D. Power and Associates acquisition, declined 64.3% to $1.7 million. Foreign exchange rates did not have a significant impact on revenue and contributed $0.6 million to operating profit.

          “The Broadcasting Group’s revenue increased 20.3% to $29.2 million. Growth in political advertising, ABC’s Super Bowl telecast and solid improvement in both local and national time sales all contributed to the first quarter performance in 2006 versus the same period last year.

          “The Business-to-Business Group’s revenue, which includes J.D. Power and Associates, BusinessWeek, aerospace and defense, construction, and energy products and services, grew by 31.4% to $197.4 million.

          “J.D. Power and Associates is producing growth in both automotive and non- automotive markets and continues to exceed our expectations.

          “Advertising pages in BusinessWeek’s global edition were up 2.9% in the first quarter, according to the Publishers Information Bureau, but could not offset the impact of a lower circulation rate base, a related advertising rate reduction and the shut down of international editions in Europe and Asia. In the first quarter of 2005, these international editions produced revenue of $5.0 million.

          “The ongoing volatility of oil and natural gas prices continues to stimulate demand for our energy news and pricing services.  In the construction marketplace, the McGraw-Hill Construction Network and advertising-based products produced growth.  Aerospace and defense benefited from the Singapore Air Show, which is held in even-numbered years.

          Corporate Expense: “Including an incremental $22.1 million for stock-based compensation expense and the elimination of restoration stock options, corporate expense increased to $40.6 million in the first quarter versus $22.9 million for the same period last year.

          The Outlook:  “We are encouraged by our start this year, which reinforces our confidence in the earnings guidance that was provided at the end of January.  Excluding the expensing of stock options, we still expect earnings per share of $2.36 to $2.41 in 2006.  With more robust market opportunities taking shape next year, we expect to return to double-digit earnings growth in 2007.”

          Conference Call/Webcast Details: The Corporation’s senior management will review the first quarter 2006 earnings results on a conference call scheduled for this morning, April 25th, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations website at http://www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:20 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to the Corporation’s Investor Relations website and click on the Earnings Announcement link under Investor Presentation Webcasts. At the Event Details screen, select the Webcast link. You will need Windows Media Player. The prepared remarks and slides will be available for downloading from the Investor Relations website’s Investor Presentations archive several hours after the end of the call and a Webcast replay will be available until May 2, 2006.

          The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions, the health of capital and equity markets, including possible future interest rate changes, the pace of recovery in the economy and in advertising, the level of expenditures in the education market, the successful marketing of competitive products and the effect of competitive products and pricing.

          About The McGraw-Hill Companies:

          Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 290 offices in 38 countries. Sales in 2005 were $6.0 billion. Additional information is available at http://www.mcgraw-hill.com.

          Release issued: April 25, 2006

The McGraw-Hill Companies
Statements of Income
Periods ended March 31, 2006 and 2005

(in thousands, except per share data)

	Three Months

(unaudited)	2006	2005	% Change

Revenue	$1,140,679	$1,029,006	10.9
Expenses, net	1,025,005	903,332	13.5

Income from operations	115,674	125,674	(8.0)
Interest (income) / expense	(2,509)	698	N/M

Income from operations before taxes on income	118,183	124,976	(5.4)
Provision for taxes on income	43,963	46,241	(4.9)

Net income	$74,220	$78,735	(5.7)

Earnings per common share:
Basic	$0.20	$0.21	(4.8)

Diluted	$0.20	$0.20	—

Dividend per common share	$0.1815	$0.1650	10.0

Average number of common shares outstanding:
Basic	367,456	378,830
Diluted	377,333	386,600

N/M - not meaningful

Exhibit I.

The McGraw-Hill Companies
Operating Results by Segment
Periods ended March 31, 2006 and 2005

	(dollars in thousands)
	Revenue

(unaudited)	2006	2005	% Favorable (Unfavorable)

Three Months
McGraw-Hill Education	$314,150	$307,300	2.2
Financial Services	600,000	547,281	9.6
Information & Media	226,529	174,425	29.9

Total revenue	$1,140,679	$1,029,006	10.9

The McGraw-Hill Companies
Operating Results by Segment
Periods ended March 31, 2006 and 2005

	(dollars in thousands)
	Operating Profit

(unaudited)	2006	2005	% Favorable (Unfavorable)

Three Months (a)
McGraw-Hill Education	$(97,051)	$(78,674)	(23.4)
Financial Services	251,657	222,512	13.1
Information & Media	1,693	4,746	(64.3)

Total operating segments	156,299	148,584	5.2
General corporate expense	(40,625)	(22,910)	(77.3)
Interest income / (expense)	2,509	(698)	N/M

Total operating profit	$118,183 *	$124,976 *	(5.4)

N/M -not meaningful
*	Income from operations before taxes on income
(a)

2006 operating profit includes incremental stock-based compensation of $24.6 million pre-tax and a one-time charge of $23.8 million pre-tax related to the elimination of the Company’s restoration stock option program.

Exhibit II.

The McGraw-Hill Companies
Incremental Impact of Stock-based Compensation on Operating Profit by Segment
Period ended March 31, 2006

	(dollars in thousands)
	Three Months

(unaudited)	2006

Operating Profit

McGraw-Hill Education		$(97,051)
Stock-based compensation impact (a)	$5,486
One-time restoration option charge (b)	4,244
Total stock-based compensation		9,730

McGraw-Hill Education - excluding		(87,321)

Financial Services		251,657
Stock-based compensation impact (a)	6,784
One-time restoration option charge (b)	2,146
Total stock-based compensation		8,930

Financial Services - excluding		260,587

Information & Media		1,693
Stock-based compensation impact (a)	4,866
One-time restoration option charge (b)	2,713
Total stock-based compensation		7,579

Information & Media - excluding		9,272

Total operating segments		156,299
Stock-based compensation impact (a)	17,136
One-time restoration option charge (b)	9,103
Total stock-based compensation		26,239

Total operating segments - excluding		182,538

General corporate expense		(40,625)
Stock-based compensation impact (a)	7,460
One-time restoration option charge (b)	$14,662
Total stock-based compensation		22,122

General corporate expense - excluding		$(18,503)

(a)	Stock-based compensation incremental charge of $24.6 million pre-tax ($15.4 million after-tax or $0.04).
(b)	One-time charge of $23.8 million pre-tax ($14.9 million after-tax or $0.04) related to the elimination of the Company’s restoration stock option program.

Exhibit III.

SOURCE  The McGraw-Hill Companies
              -0-                                                                      04/25/2006
              /CONTACT:       Media Relations Contacts:
                                          Steven H. Weiss
                                          Vice President, Corporate Communications
                                          The McGraw-Hill Companies
                                           (212) 512-2247 (office)
                                           (917) 699-9389 (mobile)
                                          weissh@mcgraw-hill.com

                                          Mary Skafidas
                                          Director, Corporate Communications
                                           (212) 512-2826 (office)
                                           (347) 351-6407 (mobile)
                                          mary_skafidas@mcgraw-hill.com

                                          Investor Relations Contact:
                                          Donald S. Rubin
                                          Senior Vice President, Investor Relations
                                          The McGraw-Hill Companies
                                           (212) 512-4321 (office)
                                           (212) 512-3840 (fax)
                                          donald_rubin@mcgraw-hill.com/
           /Web site:              http://www.mcgraw-hill.com /
           (MHP)